STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made this 19th day of August, 1998 by and among First Sierra Financial, Inc., a Delaware corporation (1) ("Buyer"), and John D Baird of No. 4 Virginia Chase, Cheadle Hulme, Cheadle, Cheshire, SK8 6JN and Philip I Lewis of Swn-Y-Nant, Rowen, Nr. Conway, North Wales LL32 8YD (2) (each individually a "Shareholder" and collectively, the "Shareholders"). The Company and the Shareholders are sometimes together referred to as the "Seller Group". The Seller Group and Buyer are collectively referred to herein as the "Parties".

                                 BACKGROUND

     WHEREAS, Booker Montague Leasing Limited (a private company limited by shares incorporated in England and Wales under company number 2695818) (the "Company") is engaged in the business of developing and maintaining asset leasing business (the "Business");

     WHEREAS, Buyer desires to acquire the whole of the issued share capital of the Company by means of a transaction exempt from registration pursuant to Regulation S promulgated under the U.S. Securities Act of 1933, as amended ("Regulation S"); and

     WHEREAS, the Shareholders are the legal and beneficial owners of the Shares (as defined below) and desire to sell their Shares to Buyer pursuant to the terms hereof.

     NOW, THEREFORE, in consideration of the premises and promises made herein, the Parties agree as follows:

                                 ARTICLE I

                            CERTAIN DEFINITIONS

     "Adjustment Proposal" has the meaning set forth in Clause 2.8(b) below.

     "Affiliate" shall mean:

          (a) any corporation, partnership, trust or other entity (i) in which the Company or any person listed in (b) or (c) below has, directly or indirectly, a five percent (5%) or greater interest or (ii) which controls, is controlled by, or is under common control with the Company, by any person listed in (b) or (c) below, any of the entities described in the preceding clause (i) or any combination thereof;

          (b)  the Shareholders; and

          (c) any descendant, ancestor, spouse, brother, sister or other relation of any person described in (b) above.

     "Agreed Bundle" means the bundle of documents in the agreed form which is annexed to the Disclosure Letter.

     "agreed form" means in the form agreed in writing between the Shareholders' Solicitors and the Buyer's Solicitors.

     "Business" has the meaning set forth in the preface above.

     "Business Day" means a day (excluding Saturday) on which banks generally are open in London for the transaction of normal banking business.

     "Buyer's Group" means the Subsidiaries of the Buyer, any Holding Company of the Buyer and the Subsidiaries of that Holding Company.

     "Buyer's Solicitors" means Hammond Suddards of 7 Devonshire Square, Cutlers Gardens, London, EC2 4YH.

     "Cash Consideration"  has the meaning set forth in Clause 2.5.

     "Closing" has the meaning set forth in Clause 2.1 below.

     "Claim" means any claim brought by the Buyer against all or any of the Shareholders for breach of any of the Representations or under the Tax Deed.

     "Closing Date" has the meaning set forth in Clause 2.1 below.

     "Code" means the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

     "Consideration Shares" has the meaning set forth in Clause 2.5.

     "Companies Act" means the Companies Act 1985, as amended.

     "Disclosure Letter" means a letter from the Shareholders to the Buyer in the agreed form disclosing exceptions to the Representations.

     "Dispute Notice" has the meaning set forth in Clause 2.8(b).

     "Employment Contracts" means the employment contracts in the agreed form to be entered into by John Baird on or prior to Closing.

     "Held Back Shares" has the meaning set forth in Clause 2.7.

     "Holding Company" means a holding company as defined in section 736 of the Companies Act 1985.

     "ICTA" means Income and Corporation Taxes Act 1988.

     "Independent Auditor" has the meaning set forth in Clause 2.8(c).

     "knowledge" means knowledge of the Company which shall include knowledge of any of the Shareholders, having made due and careful inquiry of the Company's directors, officers and employees.

     "Last Accounts" means the audited accounts of the Company for the financial period ended 31 March 1998.

     "Last Accounts Date" means 31 March 1998.

     "Laws" means all laws, statutes, codes, rules, regulations, ordinances or other requirements applicable to the Company or the Business.

     "Material Contract" has the meaning set forth in Clause 3.24.

     "Material Adverse Effect" means an adverse effect which is material to the business, the assets, financial condition or prospects of the Company.

     "Net Worth" means the total amount of the Company's called-up share capital and accumulated reserves (and, in the case of the Net Worth as at the Last Accounts Date, means the amount referred to in the Last Accounts as "Shareholders Funds (Equity)"):

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Property" means part of 32 Church Road, Cheadle Hulme, Greater
     Manchester.

     "Purchase Consideration" has the meaning set forth in Clause 2.5 below.

     "Purchase Consideration Adjustment" has the meaning set forth in Clause
     2.8.

     "Representations" means the warranties and representations contained in
     Article III of this Agreement.

     "Tax Deed" means the deed between the Buyer and the Shareholders which relates to tax matters in the agreed form.

     "Security Interest" means any mortgage, pledge, security interest, encumbrance, claim, charge or lien of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

     "Seller Group" has the meaning set forth in the preface above.

     "Shareholders' Solicitors" means Bermans of 7 Ralli Courts, West Riverside, New Bailey Street, Manchester M3 5FT.

     "Shares" means 75,000 fully paid "A" ordinary shares of #1 each, 75,000 fully paid "B" ordinary shares of #1 each and 4,500,000 "C" ordinary shares of 1p each registered in the name of Mr Baird and 75,000 fully paid "A" ordinary shares of #1 each, 75,000 fully paid "B" ordinary shares of #1 each and 4,500,000 "C" ordinary shares of 1p each registered in the name of Mr Lewis.

     "Stock Price" means the closing price per share of common stock of the Buyer on the trading day five (5) business days prior to the Closing Date.

     "Subsidiary" means a subsidiary as defined in section 736 of the Companies Act 1985 as amended.

                            ARTICLE II

                        PURCHASE AND SALE

     2.1  The Closing.  The closing of
          -----------
the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer's Solicitors in London, England on the date of this Agreement (the "Closing Date").

     2.2  Delivery of the Shares. Each of the Shareholders agrees to
          ----------------------
sell, convey, transfer, assign and deliver to Buyer at the Closing, on the terms and subject to the conditions set forth in this Agreement, as legal and beneficial owner with full title guarantee, all his Shares in the Company free and clear of any and all Security Interests, together with accrued benefits and rights attached thereto and all dividends declared after the Closing.

     2.3  Actions at the Closing.  At the Closing, (a) the Shareholders
          ----------------------
shall deliver, and shall cause the Company to deliver, to Buyer the various certificates, instruments and documents referred to in Clause 5.1 below and

(b) the Shareholders shall ensure that at Closing the Company's directors hold a meeting of the board of directors of the Company at which the directors:

     (i) vote in favour of the registration of the Buyer (or its nominees) as a member of the Company in respect of the Shares (subject to the production of properly stamped transfers);

     (ii) appoint Michael Sabel and Tom Depping as directors of the Company with effect from the end of the meeting; and

     (iii) appoint John Baird as the company secretary of the Company with effect from the end of the meeting;

     (iv) revoke the existing bank mandates relating to all bank accounts of the Company and to adopt new bank mandates.

     2.4  The Buyer is not obliged to complete this Agreement unless:

     (i) the Shareholders have complied with all their obligations under Clause 2 and all other conditions specified in Clause 5.1 have been either satisfied or waived in writing by the Buyer; and

     (ii) the purchase of all the Shares is completed simultaneously.

     2.5  Purchase of Shares.  The aggregate
          ------------------
consideration for the Shares is four million dollars (US$4,000,000) ("Purchase Consideration") payable to the Shareholders in equal proportions as set forth below:

     (a) Two million dollars (US$2,000,000) by wire transfer of immediately available funds to the accounts designated by the Shareholders (the "Cash Consideration") out of which:

          (i) in the case of Mr Baird, the Buyer shall pay the sum of $43,857 to the Company in settlement of his director's loan account and the balance of $956,142 to the Shareholders' Solicitors on his behalf; and

          (ii) in the case of Mr Lewis, the Buyer shall pay the sum of $115,524 to the Company in settlement of his director's loan account and the balance of $884,475 to the Shareholders' Solicitors on his behalf.

     (b) Subject to Clause 2.7, a number of shares of Buyer's common stock equal to two million dollars (US$2,000,000) divided by the Stock Price (the "Consideration Shares") provided that no fractional shares shall be issued. The number of Consideration Shares to be issued shall be rounded downwards to the nearest whole number of shares and the value of any fractional shares, valued at the Stock Price shall be payable in cash. The Buyer undertakes to the Shareholders to deliver the stock certificates relating to the Consideration Shares to them within 21 days of Closing.

     (c) The Buyer will on Closing apply to NASDAQ for admission of those Consideration Shares and procure their registration.

     2.6 Closing of Transfer Records. After the execution of this Agreement and prior to the close of business on the Closing Date, no transfers of shares in the Company shall be registered other than as contemplated by this Agreement.

     2.7  Retention - stock.
          -----------------

          (a) Subject to the provisions of this Clause 2.7, the Buyer as escrow agent shall hold and retain 50% of Consideration Shares (rounded upwards to the nearest whole number of Consideration Shares) ("Held Back Shares"), with executed stock transfer forms to hold and dispose of the Held Back Shares in escrow for Buyer and the Shareholders until the Held Back Shares are released pursuant to the terms of this Clause 2.7. The Held Back Shares deposited by the Shareholders pursuant hereto shall, until released to Buyer or the Shareholders pursuant to the terms hereof, remain registered in the name of the Shareholders, and the Shareholders shall not be entitled to sell, transfer or otherwise dispose of any of the Held Back Shares or any interest therein but shall be entitled to exercise all the voting rights attached to such Held Back Shares and Buyer will take all reasonable steps to allow and facilitate the exercise of such rights. Except for tax-free dividends paid in stock declared with respect to the Held Back Shares pursuant to Section 305(a) of the Code, the Shareholders shall be entitled to receive any cash dividends, dividends payable in securities or distributions of any kind made in respect of the Held Back Shares. In the event of any meeting of stockholders of Buyer during the period in which the Held Back Shares are held by Buyer pursuant hereto, Buyer shall send to the Shareholders promptly copies of any notices, proxies and proxy material in connection with any such meeting.

          (b) If no Claim has been notified in writing to the Shareholders by the Buyer on or before the first anniversary of the Closing ("First Anniversary"), all Held Back Shares shall be deemed to have been released from escrow by the Buyer to the Shareholders on the next Business Day after the First Anniversary.

          (c) If at any time on or before to the First Anniversary, any Claim shall have been settled by written agreement of the Parties or adjudged due by a court of competent jurisdiction from which there is no right of appeal or in respect of which such right of appeal is either time barred or has been waived by the Shareholders, then forthwith upon such agreement or adjudication, the Shareholders shall be deemed to have surrendered to the Buyer such number of Held Back Shares (rounded upwards to the nearest whole number of Held Back Shares) having an aggregate value equal to the amount of the Claim as so agreed or adjudicated (calculated on the basis of the amount of such Claim divided by the closing price of a share of common stock of the Buyer as at the Business Day preceding the date
of such agreement or adjudication).   Any Held Back Shares not required to
be surrendered under this clause shall, subject to Clause 2.7 (d), be deemed to have been released from escrow by the Buyer to the Shareholders on the next Business Day after the First Anniversary.

          (d) If any Claim is notified to the Shareholders by the Buyer on or before the First Anniversary and such Claim has by the First Anniversary not been settled by written agreement of the Parties or adjudged due by a court of competent juridisction from which there is no right of appeal, the Buyer, as the escrow agent shall have the right to withhold and retain in escrow, such number of Held Back Shares as are considered by the Buyer to have an aggregate value equivalent to the amount of such Claim and any legal and other associated costs (the "Relevant Amount") (calculated on the basis of the Relevant Amount divided by the closing price of a share of common stock of the Buyer as at the Business Day preceding the date of such notification) until such Claim is settled by written agreement of the Parties or adjudged due by a court of competent jurisdiction from which there is no right of appeal in which event, all such Held Back Shares so retained shall thereupon be deemed to have been surrendered to the Buyer. Any Held Back Shares which do not relate to the disputed amount shall be released to the Shareholders on the next Business Day after the First Anniversary. In no event shall any Held Back Shares be released from escrow by Buyer in settlement of any disputed Claim alleged to be due unless and until such dispute is settled by written agreement of the Parties or adjudged due by a court of competent jurisdiction from which there is no right of appeal.

     2.8  Closing Net Worth
          ------------------

          (a)  Adjustment to Purchase Consideration.  The Purchase
              -------------------------------------
Consideration is based upon the Net Worth of the Company being at least #1,132,505 as at the Last Accounts Date. In the event that the Buyer delivers an Adjustment Proposal to the Shareholders under Clause 2.8(b) below on or before the First Anniversary and the Shareholders are adjudged to be accountable to the Buyer for a shortfall (the "Shortfall") in the Net Worth as at the Closing Date below #1,132,505, the Shareholders shall be deemed to have surrendered to the Buyer such number of Held Back Shares (rounded upwards to the nearest whole number of Held Back Shares) having an aggregate value equal to the amount of the Shortfall (calculated on the basis of the amount of the Shortfall divided by the closing price of a share of common stock of the Buyer as at the Business Day preceding the date of such determination , provided that such determination of the Shortfall is made prior to the First Anniversary. If such Shortfall is determined on a date after the First Anniversary (provided the Adjustment Proposal is served prior to the First Anniversary), the Shareholders shall pay the amount of the Shortfall to the Buyer in cash within 30 Business Days of such determination.

          (b)  Calculation of Net Worth.  On the Closing Date, the
              -------------------------
Shareholders shall deliver to the Buyer a preliminary statement (the "Preliminary Settlement Statement") setting forth their good faith estimate of the amount of Net Worth as of such date, which shall be the basis for any payment under Section 2.5(a). If at any time thereafter (but not later than one year following the Closing), Buyer believes that the Preliminary Settlement Statement did not represent the actual Net Worth on the Closing Date, then Buyer may deliver to the Shareholders a statement (the "Adjustment Proposal") setting forth in detail its proposed adjustments to the Preliminary Settlement Statement. Buyer shall provide the Shareholders and their representatives with full access to all assets, records and work papers necessary to compute and verify the accuracy of the Adjustment Proposal. This Adjustment Proposal as delivered to the Shareholders shall be final and binding for purposes of this Agreement unless, within thirty
(30) days after delivery to the Shareholders, they shall deliver to Buyer a notice setting forth in detail their disagreement with the Adjustment Proposal ("Dispute Notice"). After delivery of a Dispute Notice, Buyer and the Shareholders shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within thirty (30) days after receipt by Buyer of the Dispute Notice, the dispute (but only such disputed items) may be submitted by any of the Parties within 10 days thereafter to the Independent Auditor (as defined below). The Independent Auditor shall not have authority to redetermine any matter except those which are in dispute. The Independent Auditor shall be directed to issue a final and binding decision within sixty (60) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the parties. The Adjustment Proposal, as so adjusted by agreement or by the Independent Auditor (if required), shall be final and binding on the parties.

          (c)  Preliminary Settlement Statement, Adjustment Proposal and
               ---------------------------------------------------------
Related Procedures.  The Preliminary Settlement Statement, Net Worth on the
------------------
Closing Date and Adjustment Proposal shall be prepared in accordance with UK generally accepted accounting principles consistent with those historically employed by the Company in preparation of its own financial statements.
More specifically the Net Worth on the Closing Date should be calculated by taking the Net Worth at the Last Accounts Date and adjusting it for (a) the profit or loss shown by the Company's profit and loss accounts for the period from the Last Accounts Date to the Closing Date and (b) any movements to the Company's share capital in the period from the Last Accounts Date to the Closing Date.

          The "Independent Auditor" shall mean one of the "Big Five" UK public accounting firms with no material relationship to either of the parties chosen by agreement of the parties, or if they are unable to agree, shall mean one of the "Big Five" firms with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor shall be equitably allocated by the Independent Auditor based upon his decision. The Independent Auditor shall act as an expert and not as an arbitrator. The decision of the Independent Auditor with respect to the Adjustment Proposal shall in the absence of fraud or manifest error be final and binding on the parties. The full force and effect of the representations and warranties shall in no way be diminished by the Preliminary Settlement Statement, the Adjustment Proposal or the determination of the Independent Auditor.

                                ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND THE COMPANY

     The Shareholders jointly and severally, represent and warrant to Buyer that each of the statements contained in this Article III is accurate, correct and complete as at the date of this Agreement. Immediately before the time of Closing, each Shareholder shall be deemed to represent and warrant to the Buyer that each of the statements contained in this Article III is accurate, correct and complete as at the date of Closing by reference to the facts and circumstances then existing. For this purpose only, where in any statement contained in this Article III there is an express or implied reference to the "date of this Agreement", that reference is to be construed as a reference to Closing.

     3.1  Authority and No Conflict.  Each member of the Seller Group has
          -------------------------
full right, power and authority, without the consent of or filing with any other person (including any governmental authority), to execute and deliver this Agreement and the agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby. All corporate and other acts required to be taken by any member of the Seller Group to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been properly taken. Such execution, delivery and performance will not create any encumbrance nor terminate nor accelerate any obligation of the Business and will not violate or conflict with any provision of (i) the Articles of Association and Memorandum of Association of the Company, (ii) any contract, permit, license or other instrument to which any member of the Seller Group is a party or is bound,
(iii) any injunction, decree or judgment of any court or governmental agency, or (iv) any Law applicable to any member of the Seller Group or the Business.

     3.2  Validity.  This Agreement has been, and the agreements and other
          --------
documents to be delivered at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of each member of the Seller Group who are parties thereto, enforceable in accordance with their respective terms. No approval, registration, filing or other action by or with any person, including any governmental authority, is required for any member of the Seller Group to execute and consummate this Agreement.

     3.3  Due Organization.  The Company is a private company limited by
          ----------------
shares, duly incorporated in England and Wales under the Companies Act 1985 (as amended). The copies of the Memorandum and Articles of Association of the Company which have been delivered to Buyer are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached and fully set out the rights and restrictions attaching to the share capital of the Company and the Company is not in default or breach in relation to any provision contained therein. The statutory books (including all registers and minute books) of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received. All documents which should have been delivered by the Company to the registrar of companies in relation to companies incorporated in England have been properly so delivered. The Company has full power and authority and all requisite licenses and rights to carry on the Business.

     3.4  Capitalization.  The authorized share capital of the Company is
          ---------------
#1,000,000 divided into 150,000 "A" ordinary shares of #1 each, 150,000 "B" ordinary shares of #1 each, 9,000,000 "C" ordinary shares of 1p each and

610,000 ordinary shares of #1 each. The 150,000 "A" ordinary shares of #1 each, the 150,000 "B" ordinary shares of #1 each and 9,000,000 "C" ordinary shares of 1p each which are in issue have been properly allotted and issued, are fully paid up, and are held by the Shareholders in equal proportions. Each of the Shareholders is the sole legal and beneficial owner of his Shares and has the absolute right to sell, transfer and assign the same to Buyer, free and clear of any and all Security Interests and adverse claims of any nature whatsoever without the consent of any third party, and the Shares constitute the entire issued share capital of the Company. All issues of shares in the Company have been duly authorized and validly made, including in compliance with all applicable laws. Other than this Agreement, there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the unissued or issued shares in the Company and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any. No share warrants to bearer have been issued with respect to any shares in the Company. There are no voting trusts or other agreements, arrangements or understandings between all or any of the Shareholders or any other person applicable to the exercise of voting or any other rights with respect to the unissued or issued shares in the Company or with respect to the rights to the management of the Company.

     3.5  Subsidiaries. The Company has not
          -------------
had and has no subsidiaries within the meaning of section 736 of the Companies Act 1985 as amended.

     3.6 Directors and Officers. The only directors of
         -----------------------
the Company are Mr Baird and Mr Lewis. Mr Lewis is the secretary of the Company.

     3.7  Transactions with Affiliates.  No Shareholder
          -----------------------------
or any Affiliate:

          (a) owns, directly or indirectly, any interest in any entity which is a competitor, lessor, lessee, customer, licensor or supplier of the Company;

          (b) has any cause of action or other claim against or owes any amount to, or is owed any amount by, the Company or any licensor or supplier of the Company;

          (c) has any interest in or owns any assets, property, or rights used in the conduct of the Business; or


    commitment used in the Business.

               (e) is or has been a party to any contract or arrangement with the Company.

               (f) has or owes any debt, liability or obligation to the Company.

               (g) the Company does not have or owe any debt, liability or obligation to any Shareholder or any Affiliate

     3.8  Insolvency (the Company).  In respect of the
          -----------
Company: (i) no order has been made and no resolution has been passed for its winding up or for a provisional liquidator to be appointed; (ii) no petition has been presented and no meeting has been convened for the purpose of its winding up; (iii) no administration order has been made and no petition for such an order has been presented; (iv) no receiver (which term shall include an administrative receiver) has been appointed or in respect of all or any of its assets; (v) it is not insolvent, nor unable to pay its debts within the meaning of section 123 Insolvency Act 1986, nor has stopped paying its debts as they fall due; and (vi) no voluntary arrangement has been proposed under section 1 Insolvency Act 1986. No event analogous to any of the foregoing has occurred in or outside England. No unsatisfied judgment is outstanding against the Company, and no guarantee, loan capital, borrowed money or interest is overdue for payment, and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

     3.9  Bankruptcy (Shareholders).   In respect of
          -----------
each of the Shareholders: (i) no bankruptcy order has been made or a petition for such an order presented; (ii) no application has been made for an interim order under section 253 Insolvency Act 1986; (iii) no Shareholder is unable to pay or has no reasonable prospect of being able to pay any debt, as those expressions are defined in section 268 Insolvency Act 1986;
(iv) no person has been appointed by the court to prepare a report under section 273 Insolvency Act 1986; and (v) no interim receiver has been appointed of any Shareholder's property under section 286 Insolvency Act 1986.

     3.10  Banking Relationships and Investments. The
           --------------------------------------
Disclosure Letter sets out an accurate, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. The Disclosure Letter sets out an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record by the Company (the "Investments"). The Company and has good and legal title to all of its Investments.

     3.11  Insurance.  The Disclosure Letter sets out
           ----------
an accurate, correct and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance or fidelity bonds ("Insurance") maintained by the Company or in which the Company is a beneficiary or a named insured.
All Insurance has been issued under valid and enforceable policies or binders for the benefit of the Company and all such policies or binders are in such types and full force and effect and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business. There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed. The Disclosure Letter sets forth the Company's complete claims experience (both insured and self-insured) for the past two years.
No notice of cancellation or nonrenewal with respect to any Insurance has been received by the Company. The Company has no knowledge of any facts or the occurrence of any event which could materially increase the insurance premiums payable under any Insurance.

     3.12  Motor Vehicles. The Disclosure Letter sets
           ---------------
out an accurate, correct and complete list of all motor vehicles used by the Company or any Subsidiary, whether owned or leased. All such vehicles are
(a) properly licensed and registered in accordance with applicable law; and
(b) insured.

     3.13 Property (a) The Property is the only
          --------
property, occupied or otherwise used in connection with the business of the Company. The particulars of the Property shown in Document Number 19 of the Agreed Bundle are true and correct.

          (b) The Property which is occupied or otherwise used by the Company in connection with its business are so occupied or used or under licence.

          (c) The Company's interest in the Property is free from any mortgage, debenture, charge, rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Company/or any other person.

          (d)  The Company pays no other outgoings save for a licence fee.

          Statutory Obligations
          ---------------------

          To the best of the Shareholders' knowledge and belief:

          (aa) Compliance has been made with all applicable statutory and bye-law requirements with respect to the Property and in particular (but without limitation) with the requirements as to fire precautions and under the Office, Shops and Railway Premises Act 1963, the Public Health Acts 1936 to 1961, the Factories Act 1961, the Building (Inner London) Regulations 1985, the Food Premises (Registration) Regulations 1981 and the Food Safety Act 1990.

          (bb) There is no outstanding and unobserved or unperformed obligation with respect to the Property necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

          (cc) There are not in force or required to be in force any licences whether which apply to the Property or the present use of the Property for the purpose of the business of the Company.

          (dd) The Vendor has received no notice of any compulsory purchase notices, orders or resolutions or blight notices affecting the Property nor are there any circumstances likely to lead to any being made.

          (ee) There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties nor are there any circumstances likely to lead to any being made.

          (ff) The principal means of access to the Property is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense.

          (gg) The Property enjoys full and unrestricted mains services of water foul and surface water drainage, electricity and gas which are adequate for the purposes for which the Property is presently used. The pipes, wires, cables, sewers, drains and other services which serve the Property either do not pass through land in the ownership of another person or company before connecting to the mains or the Property has the benefit of the necessary easements in respect of the same perpetuity and at no or only a nominal charge.

          (hh) The Property is not situated in an area of past or present mining activities, and the Properties are not located in an area which is, nor are they for any other reason, particularly susceptible to flooding.

          (ii) The Property is insured against all normally insurable risks (including terrorism) in their respective full reinstatement values (with no unusual exclusions) and for not less than three years' loss of rent and against third party and public liabilities to an adequate extent.

          (jj) All premiums payable in respect of insurance policies with respect to the Property which have become due have been duly paid and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies.

          (kk) The information in the Disclosure Letter with respect to the insurance policies to the best of the Shareholders knowledge and belief is up to date and true and accurate in all respects.

          Leasehold Property
          ------------------

          (ll) The Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the Licence under which the Property is held and the last demand (or receipts for rent if issued) were unqualified, and the Licence is valid and in full force.

          (mm) All licences, consents and approvals required from the landlords and any superior landlord under the Leases have been obtained and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

          (nn) There is no rent review under the Licence currently in progress.

          (oo) There is not outstanding or unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by the landlord under the Licence.

          (pp) There is no obligation to reinstate the Property by removing or dismantling any alteration made to it by the Company or any predecessor in title to the Company.

          (qq) There are no circumstances which would entitle the landlord to exercise any powers of entry or to take possession, whether by way of forceable re-entry or proceedings, or which would otherwise restrict the continued possession and enjoyment of the Property.

          (rr) There are no side letters, collateral assurances, undertakings or concessions which have been made by any party to the Licence.

          (ss) The Company has no continuing obligations, whether as an original covenantor, guarantor or otherwise in respect of any properties.

     3.14 The Last Accounts
          -----------------

          (a) The Last Accounts were prepared in accordance with the historical cost convention and the bases and policies of accounting adopted for the purposes of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the last three preceding accounting periods.

          (b)  The Last Accounts:

               (i) give a true and fair view of the state of affairs and assets and liabilities of the Company as at the Last Accounts Date and of its profits for the financial period ended on that date;

               (ii)  comply with the requirements of the Companies Act;

               (iii) comply with all generally accepted United Kingdom accounting principles applicable to a United Kingdom company;

               (iv) are not affected by any extraordinary, exceptional item (as defined by a statement of Standard Accountancy Practice and generally accepted accounting principles);

               (v)  fully disclose all the assets of the Company;

               (vi) make full provisions or full reserve for all known liabilities and capital commitments of the Company outstanding at the Last Accounts Date, and make full provisions or note in accordance with good accounting practice for known contingent, unquantified or disputed liabilities.

          (c) No amount included in the Last Accounts in respect of any assets, whether fixed or current, exceeds its purchase price or production cost (within the meaning of Schedule 4 of the Companies Act 1985) or (in the case of current assets) its net realisable value on the Last Accounts Date.

     3.15  Interim Change.  Since the Last Accounts Date, the Company has
           --------------
operated the Business in the ordinary course of business, consistent with past practice, and there has not been any of the following in connection with the Business:

          (a) any event resulting in, or that could result in, a Material Adverse Effect;

          (b) any material change in personnel or relationships with third parties, including suppliers, customers and others;

          (c) any material increase in the compensation, or benefits payable or to become payable to or on account of any director or employee of the Company or third parties;

          (d)  any work stoppage or labor dispute;

          (e) any damage to, destruction of or claim against a material asset, or any disposition of assets, other than sales in the ordinary course of business on terms consistent with past practice;

          (f) any material change in credit or any change in accounting practices;

          (g)  any change in status of any Material Contract;

          (h) the Company has not declared, made or paid any distribution within the meaning of ICTA;

          (i)  no accounting period of the Company has ended;

          (j) no event has occurred which will give rise to a tax liability on the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

          (k) no disposal has taken place or other event occurred which will or may have the effect of crystallizing a liability to taxation which should have been included in the provision for deferred taxation contained in the Financial Statements if such disposal or other event had been planned or predicted at the date of Financial Statements;

          (l) the Company has not made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax;

          (m) the Company has not been a party to any transaction for which any tax clearance provided for by statute has been or could have been obtained; or

          (n)  any agreement to take any of the foregoing actions.

     3.16  Title to Assets.  The Company is the sole and exclusive legal and
           ---------------
beneficial owner of all right, title and interest in and to all of the assets used in the Business or shown on the Last Accounts (or acquired since the date of the most recent Last Accounts) (the "Assets"), free and clear of the interests and rights of any other party, including any lease, license, right, Security Interest, mortgage, lien, encumbrance, restriction or royalty arrangement of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, and no person other than the Company has any interest in any assets employed in the Business. The Assets are in good repair, order and condition (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used, and are adequate to meet all present requirements of the Business. The Assets constitute all assets used in the Business, are sufficient to permit the Company to carry on the Business, and will continue to be available and will furnish Buyer with all of the rights to operate the Business in the same manner as presently carried on and historically operated by the Company.

     3.17  Intellectual Property.  The Disclosure Letter sets out a complete
           ---------------------
list and summary description of all patents, trademarks, trade names, service marks, copyrights and applications for any of the foregoing, inventions and trade secrets owned by the Company or used in the Business (the "Intellectual Property"). There are no licenses or other agreements relating to any Intellectual Property. None of the Intellectual Property is subject to any extensions, renewals, taxes or fees due within 90 days after Closing. With respect to the Intellectual Property, (a) the Company has the sole and exclusive right to use the Intellectual Property free of rights or claims of others; (b) no action, suit, proceeding or investigation is pending or, to the Company's knowledge, threatened; (c) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others, or is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; (e) none of the Intellectual Property, the use thereof by the Company, or the activities of the Business infringe upon or violate any rights of others; and (f) the Company has agreed to indemnify any person for or against any infringement of or by the Intellectual Property.

     3.18  Software and Information Systems.Error! Bookmark not defined.
           ---------------------------------

     (a)  All of the Company's Software is Year 2000 Compliant;

     (b) The Software does not violate or infringe any trade secret rights, work rights, mask copyrights, patents or other rights of others and no assertion to the contrary has been made by any third party; and

     (c) The Company has not copied or used any of the Software in violation of the applicable license or otherwise violated any of its agreements or the rights of others with respect thereto.

The term "Software" means all computer software programs, program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or used by the Company or employed in the Business. The term "Year 2000 Compliant" means, with respect to the Company's Software such Software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and the Software used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the Software being acquired, properly exchanges date/time data with it.

     3.19  Customers and Suppliers.  The Seller Group has to the best of its
           -----------------------
knowledge and belief no knowledge of nor has it received any notice of any fact, condition or event (i) which would cause Buyer's relationship with any customer or supplier to be materially and adversely different than the current relationship of such customer or supplier with respect to the Business, or (ii) which would materially and adversely affect any customer or supplier's ability to supply, purchase or lease products or services to or from Buyer.

     3.20  Employees; Independent Contractors. The Disclosure Letter
          ----------------------------------
contains an accurate, correct and complete schedule containing:

          (a) a list of all employees (including name, title and position) employed by the Company;

          (b) the employee's length of service and date of hire and the notice period;

          (c) a list of all agreements, arrangements or understandings, written or oral, with each employee, regarding services to be rendered, terms and conditions of employment and confidentiality;

          (d) the compensation (including date and amount of last salary increase, terms of payment, bonuses, commissions and deferred compensation, as well as any benefits) of each employee; and

          (e) a summary of all current and other arrangements with independent contractors.

The contract of employment of each director and employee may be terminated by the Company on 3 months' notice or less without giving rise to any claim for damages or compensation. With respect to the employees of the Company,

(i) there are and have been no actual or alleged violations of any Laws respecting the employment of any employees; no employees are represented by any union or covered by any collective bargaining agreement and there has been no question concerning representation raised or threatened; (ii) all employment-related books and records have been prepared in the ordinary course of business; (iii) the Company is in compliance with all contracts of employment; (iv) there is no employment handbook, personnel policy manual, similar document or action that creates prospective employment rights or obligations; (v) no workers' compensation claims shall arise after Closing resulting from events, circumstances, exposures, conditions or occurrences occurring prior to the Closing Date (vi) there exists no discrimination or harassment claims by any employees against the Company or their respective officers or employees, or the Shareholders, and there are no circumstances which could give rise to any claim or allegation in regard thereto. No persons treated as independent contractors by the Company should under applicable law have been treated as employees.

     3.21  Employee Benefit Plans.
           ----------------------

     (a) The Disclosure Letter contains a complete list of all employee pension benefit schemes, private medical plans, bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, and other employee fringe benefit plans whether funded or unfunded (all the foregoing being herein called "Benefit Plans") maintained or contributed to for the benefit of any of the employees of the Company.

     (b) The Company is under no obligation or commitment nor is party to any custom or practice to pay, provide or contribute towards the provision of any "relevant benefits" within the meaning of section 612 of ICTA or any other death, retirement, contributed towards any scheme or arrangement which as its purpose or one of its purposes the provision of any such benefit (other than schemes which have been fully wound up).

     3.22  Administration. The Benefit Plans have been administered to date
           --------------
in compliance with all requirements of law and in accordance with their terms. All reports, returns and similar documents for the Benefit Plans required to be filed with any government agency or distributed to any participant have been duly and timely filed or distributed. There are no investigations, proceedings or other claims (except claims for benefits payable in the normal operation of either plan), against or involving any Benefit Plan that could give rise to any material liability to such plan, nor, are there any facts that could give rise to any material liability to any plan.

     3.23  Licenses and Permits.  The Disclosure Letter contains a complete
           --------------------
list and summary description of all permits, licenses, approvals, registrations and authorizations used or required for the operation of the Business (the "Licenses and Permits"). The Company holds all the Licenses and Permits in its name. The Licenses and Permits are valid and in full force and effect, no violations exist in respect thereof and there are not pending or threatened any proceedings or circumstances which could result in the termination, revocation, limitation or impairment of any License or Permit. There is no reason why any of the Licenses or Permits should be suspended, threatened or revoked to be invalid as a result of the consummation of the sale of the Shares to Buyer and no person is entitled to suspend, threaten or revoke any of the Licenses or Permits.

     3.24  Material Contracts.  The Disclosure Letter sets out a complete
          -------------------
list of all, written and oral contracts, instruments, commitments, agreements, arrangements and understandings, including all amendments and supplements thereto to which the Company is a party or otherwise related to the Business (i) which are material to the operations (as historically conducted or presently conducted), assets, liabilities, condition (financial or otherwise), operations or prospects of the Business or (ii) which otherwise involve any of the following types of contracts (the items in (i) and (ii) being collectively referred to herein as the "Material Contracts"):

          (a) all purchase orders or contracts for the purchase of any materials or services involving an amount in excess of #5,000 or which were not entered into in the ordinary course of business;

          (b)  any sales or service agreements;

          (c) any design, engineering, consulting, or distribution agreement;

          (d)  all real property leases;

          (e) all contracts providing the Company or any Subsidiary with the right to reproduce or in any way deal with the works of others;

          (f) any agreement not to compete or otherwise restricting activities;

          (g) any contract relating to leasing/hire purchase held by the Company in respect of the Business having an aggregate value of 39,000 British Pounds; and

          (h) other than contracts relating to leasing/hire purchase held by the Company in respect of the Business any contract, commitment, agreement, arrangement or understanding which provides for payment or performance by any party thereto having an aggregate value of #5,000 or more.

Accurate, correct and complete copies of each Material Contract (of the form of each such contract) have been delivered to Buyer. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. Each party has complied with all material commitments and obligations on its part to be performed or observed under each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by the Company, or, to the knowledge of the Seller Group, by any other party. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of any Material Contract nor entitle the other party thereto to terminate such Material Contract.

     3.25  Grants and Allowances.  The Company has not applied for or
           ---------------------
received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency.

     3.26  Legal Proceedings.  No member of the Seller Group is engaged in
           -----------------
or a party to or, has been threatened with any dispute, action, arbitration, suit or other proceeding, including any relating to the Business or its assets and no circumstances exist which could give rise to any such proceeding. No member of the Seller Group has no knowledge of any investigation threatened or contemplated by any governmental or regulatory authority. None of the Company, the Shareholders, the Business or its assets is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

     3.27  Compliance with Law.  The Company, and the Business conform in
           -------------------
all material respects to all applicable Laws and restrictive covenants applicable thereto, and each member of the Seller Group has complied with all Laws with respect to the Business, and restrictive covenants applicable thereto, and there is not and will not be any liability to Buyer arising from or related to any prior violations thereof. No member of the Seller Group has (a) made any unlawful political contributions, (b) had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements in a manner reflecting their true nature, (c) made any payment to officials in their individual capacities for the purpose of affecting their action or the action of the body they represent or to obtain special concessions, or (d) made payments to individuals or taken similar actions to obtain or retain business, other than customary business gifts or entertainment.

     3.28  Brokers.  The Seller Group has not retained any broker, finder or
           -------
agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby and as to which Buyer will incur any liability.

     3.29  Disclosure.  The representations and warranties of the Seller
           ----------
Group contained in this Agreement, the Disclosure Letter and each agreement, attachment, schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby do not omit to state any fact necessary in order to make the statements and information contained herein or therein not misleading.

     3.30  Taxation.
           --------
     (a)  Administration
          --------------
          (i) The Last Accounts reserve or provide in full for all Taxation (whether actual or contingent) of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the Taxation Statutes for which the Company was at the Last Accounts Date liable or able to be made liable
          (ii) The amount of the provision for deferred Taxation in respect of the Company contained in the Last Accounts was, at the Last Account Date adequate and fully in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by the Company and, in particular, was in accordance with Statement of Standard Accounting Practice 15.

          (ii) If all facts and circumstances which are now known to the Company or any of the Shareholders had been known at the time the Last Accounts were drawn up, the provision for deferred Taxation that would be contained in the Last Accounts would be no greater than the provision which was so contained.

          (iv) The Company has duly and punctually paid all Taxation which it has become liable to pay or for which it has become liable to account and is under no liability (and has not within the 6 years prior to the date hereof been liable) to pay any penalty, fine, surcharge or interest in connection with any Taxation.

          (v) All payments by the Company to any person which ought to have been made under deduction of Taxation have been so made and the Company has if required by law to do so accounted to the relevant Taxation Authority for the Taxation so deducted and the Company has not received any notice from any Taxation Authority which will or may require the Company to withhold Taxation from any payment made since the Last Accounts Date or which may be made after the date of this Agreement.

          (vi) The Company has operated the Pay As You Earn system accurately and correctly and has complied with all its reporting obligations to the Inland Revenue and the Contributions Agency in connection with benefits provided for employees and former employees of the Company.

          (vii) No payment of, or on account of, income of a director, other officer or employee of the Company has been made by an Intermediary. No agreement or arrangement has been entered into under which a payment of this kind will or might be made by an Intermediary in respect of which the Company may be liable under the Pay As You Earn system or any other system of payroll deduction of tax. In this paragraph, "Intermediary" means:

               (a) a person acting on the Company's behalf and either at the expense of the Company or a person connected with the Company; or

               (b) a trustee holding property for persons who include, or a class of persons which includes, a director, other officer or employee of the Company,

          and for the purpose of paragraph (i) of this definition, "connected" has the meaning given by section 839 of ICTA.

         (viii) All returns which should have been made by the Company for any Taxation purpose have been made, were and remain correct and complete in all material respects, were made on a proper basis and the computations and returns have been agreed with or are the subject of a determination by the relevant Taxation Authority and the Company has provided all information required to be provided under the Taxation Statutes or pursuant to any notice served thereunder.

         (ix) There is no dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any Taxation Authority regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from the Company or regarding the availability of any relief from tax or duty to the Company and there are no circumstances which make it likely that any such dispute or disagreement will arise.

         (x) The Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purposes of the Last Accounts. The Company has sufficient records relating to past events, including any elections made, to calculate the tax liability or relief which would arise on any disposal or on the realisation of any asset owned at the Last Accounts Date by the Company or acquired by the Company since that date but before Closing.

         (xi) No Taxation Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation) in relation to the Company's affairs, whether in respect of benefits provided by the Company to its officers or employees, or in relation to the valuation of stocks or depreciation of assets or in respect of any administrative or other matter whatsoever.

         (xii) The Company has not participated in or operated any payroll deduction scheme as defined in Section 202 ICTA or any scheme approved, or for which approval has been or is to be sought, under Chapter III of
     Part V ICTA (profit related pay).

         (xiii) All statements and disclosures made to any authority in connection with any provision of the Taxation Statutes whatsoever were when made and remain complete and accurate in all material respects.

         (xiv) The Disclosure Letter contains full and accurate particulars of all transactions effected otherwise than in the ordinary course of business since the Last Accounts Date in respect of which the Company is required to make a specific return or provide information to the relevant Taxation Authority and in respect of which the time for making such return or providing such information will expire on or after Completion.

         (xv) No transaction has been effected since the Last Accounts Date by the Company in respect of which any consent or clearance from a Taxation Authority was required or was or could have been sought

               (a) without such consent or clearance having been validly obtained before the transaction was effected, and

               (b) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance, and

               (c) otherwise than at a time when and in circumstances and in which such consent or clearance was valid and effective.

          (xvi) The Company has not since the Last Accounts Date taken any action which has had, or will have, the result of altering, prejudicing or any way disturbing any arrangement or agreement which it has previously had with the Inland Revenue or Customs & Excise or other Taxation Authority.

     (b) Status of the Company
         ---------------------

          (i) The United Kingdom is the only country whose tax authorities seek to charge Taxation on the worldwide profits or gains of the Company and the Company has never paid nor has it ever been liable to pay tax on income profits or gains to any Taxation Authority in any country except the United Kingdom in respect of it.

          (ii) The Company is not and has at no time been an investment company nor an investment trust company for the purposes of the Taxation Statutes.

          (iii) The Company is not nor at any time has had an associated company for the purposes of the Taxation Statutes.

     (c)  Tax events since the Last Accounts Date
          ---------------------------------------

          Since the Last Accounts Date:

          (i) The Company has not declared, made or paid any distribution within the meaning of ICTA 1988.

          (ii) No accounting period of the Company has ended.

          (iii) There has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for any Taxation purposes.

          (iv) No event has occurred which will give rise to Taxation payable by the Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in the Company becoming liable to pay or bear any Taxation directly or primarily chargeable against or attributable to another person, firm or company.

           (v) The Company has not made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax, or be deductible as a management expense of an investment company.

     (d)  Taxation Claims, Liabilities and Reliefs
          ----------------------------------------

          (i) There are set out in the Disclosure Letter with express reference to this paragraph, particulars of all matters relating to Taxation in respect of which the Company (either alone or jointly with any other person) has, or at Closing will have, an outstanding entitlement:

               (a) to make any claim, including a supplementary claim, for relief under ICTA or any other statutory provision relating to Taxation;

               (b) to make any election, including an election for one type of relief, or one basis, system or method of Taxation, as opposed to another;

               (c) to make any appeal (including a further appeal) against an assessment to Taxation;

               (d) to make any application for the postponement of, or payment by instalments of, Taxation; or

               (e) to disclaim or require the postponement of any allowance or relief;

               such particulars being sufficient to enable the Buyer to procure that any time limit to such entitlement expiring within six months after Completion can be met.

          (ii) The Company is not, nor may become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Closing.

          (iii) No relief (whether by way of deduction, reduction, set off, exemption, postponement, rollover, holdover, repayment or allowance, or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at any time after Closing.

     (e)  Capital Gains
          -------------

          (i)  On a disposal of all its assets by the Company for:

               (a) In the case of each asset owned by the Company at the Last Accounts Date, a consideration equal to the value attributed to that asset in preparing the Last Accounts; or

               (b) In the case of each asset acquired since the Last Accounts Date, a consideration equal to the consideration given for the acquisition then either:

                    (A) In respect of any asset falling within (a) above, the liability to tax (if any) which would be incurred by the Company in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the potential liability to deferred Taxation as stated but not provided in the Last Accounts; or

                    (B) In respect of any asset within (b) above, no tax liability would be incurred by the Company in respect of that asset.

          (ii) Save as provided for in the Last Accounts the Company has not made any claim and is not entitled to make any claim under Section 279 TCGA (Relief in respect of delayed remittances of gains) or Section 585 ICTA (Relief from tax on delayed remittances).

          (iii) There has not accrued any gain in respect of which the Company may be liable to corporation tax by virtue of the provisions of
     Section 13 TCGA (Non-resident company).

          (iv) Full particulars of each claim made under sections 152 or 153 of the TCGA 1992 made prior to the date of this agreement to which section 154 TCGA 1992 applies and which affects any asset which was owned by the Company on or after the Last Accounts Date (except where the heldover gain is treated as having accrued prior to the Last Accounts Date) have been disclosed in writing to the Purchaser

          (v) The Company has not received any asset by way of gift or by way of bargain not at arm's length to which Section 282 TCGA has applied or could apply and will not receive any such asset before Closing.

          (vi) Since the Last Accounts Date there has not been any transaction in respect of which the Company is or may become liable to Taxation under the corporation tax provisions relating to capital gains and the Company will not before Closing enter into any such transaction without the prior written consent of the Purchaser.

          (vii) The Company has not effected or been concerned in any demerger such as is mentioned in Section 213 ICTA.

          (viii) The Company has not made any election under Section 35(5) TCGA or paragraph 4 Schedule 2 TCGA.

          (ix) The Company has not disposed of or acquired any asset in circumstances falling within Section 17 TCGA.

          (x) No loss which has arisen or may arise on the disposal by the Company of shares in or securities of any company is liable to be disallowed in whole or in part by virtue of Section 176 or Section 177 TCGA.

          (xi) The Company has not acquired any asset from any other company which was, at the time of the acquisition, a member of the same group of companies as the Company for the purposes of any tax within the last six years.

     (f)  Tax Losses
          ----------

          (i) No change of ownership of the Company has taken place in circumstances such that section 768 ICTA (change in ownership of
     Company: disallowance of trading losses) has been or may be applied to deny relief for a loss or losses or excess charge or charges incurred by the Company and, within the period of three years ending with the date of this Agreement, there has been no major change in the nature or conduct of any trade or business carried on by the Company, nor has the scale of the activities in any trade or business carried on by the Company at any time become small or negligible for the purposes of the section.

          (ii) No change of ownership of the Company nor any major change in the nature or conduct of any trade or business carried on by the Company has occurred in circumstances such that section 245 ICTA (calculation of ACT on change of ownership) has been or may be applied.

          (iii) All Taxation losses of the Company are trading losses and are available to be carried forward and set off against income from the same trade in succeeding periods and are agreed with the Inland Revenue.

     (g)  Inheritance Tax
          ---------------

          (i) The Company has not entered into any transaction which has or may give rise to a direct or indirect charge to inheritance tax.

          (ii) The Company is not liable to be assessed to inheritance tax by virtue of Part VII Inheritance Tax Act 1984.

          (iii) No circumstances exist whereby any person could have the power to raise an amount of inheritance tax by sale or mortgage of or by a terminable charge on any of the Shares or assets of the Company as specified in Section 212 Inheritance Tax Act 1984.

          (iv) None of the Shares or assets of the Company is subject to an Inland Revenue charge within Section 237 Inheritance Tax Act 1984.

          (v) The Company is not entitled to an interest in possession in settled property.

     (h) Stamp Duty and Stamp Duty Reserve Tax
         -------------------------------------

          (i) All instruments (other than those which have ceased to have any legal effect) to which the Company is a party or in the enforcement of which the Company is interested and which, whether in the United Kingdom or elsewhere, attract either stamp duty or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped; and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

          (ii) Since the Last Accounts Date the Company has not incurred any liability to stamp duty reserve tax.

     (i) Anti Avoidance
         --------------

          (i) The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding or deferring Taxation.

          (ii) No gain of a capital nature as defined in Section 776 ICTA (Transactions in land: taxation of capital gains) has been realised from the disposal of land in respect of which the Company could be assessed to Taxation under the provisions of that Section.

          (iii) The Company has not obtained any tax advantage in consequence of any transaction in securities to which the provisions of
     Section 703 ICTA (Cancellation of tax advantage) apply.

     (j) Close Companies
         ---------------

          (i) No distributions within Section 418 ICTA (Additional matters to be treated as distributions) have been made by the Company.

          (ii) No loan or advance within Section 419 ICTA (Loans to participators etc) has been made or agreed to by the Company and the Company has not since the Last Accounts Date released or written off the whole or part of the debt in respect of any such loan or advance.

     (k) Value Added Tax
         ---------------

          (i) The Company is registered for the purposes of VATA 1994 and has made, given, obtained and kept full, complete, correct and up-to-date records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by the Commissioners of Customs & Excise to give security under paragraph 4 of Schedule 11 VATA 1994.

          (ii) All VAT due and payable to the Commissioners of Customs & Excise has been declared and paid in full.

          (iii) The Company has never been treated as a member of a group under section 43 VATA 1994 and no application has ever been made for the Company [any member of the Group] so to be treated.

          (iv) The Company has not within 12 months ending on the Last Accounts Date been in default in respect of any prescribed accounting period as mentioned in section 59(1) VATA 1994.

          (v) Full details of any claim for bad debt relief under section 36 VATA 1994 or under section 11 Finance Act 1990 made by the Company has been disclosed in writing to the Purchaser.

          (vi) The Company has not made an election to waive exemption in relation to any land in accordance with paragraph 2 to Schedule 10 VATA 1994.

          (vii) The Disclosure Letter contains full details of any assets of the Company to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) apply and in particular:

          (viii) the identity (including in the case of leasehold property, the terms of years), date of acquisition and cost of the asset; and

          (ix) the proportion and amount of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

          (x) The Company has not within 12 months ending on the Last Accounts Date made supplies which are exempt from VAT of such proportion that it is unable to claim credit for all input tax paid or suffered by it.

          (xi) The Company is not nor has it agreed to become an agent for any person for the purposes of Section 47 VATA 1994 neither is it nor has it agreed to become a VAT representative for any person for the purposes of Section 48 VATA 1994.

     (l)  Duties
          ------

          All value added tax, import duty and other taxes or charges payable upon the importation of goods and all excise duties payable to Customs & Excise payable in respect of any assets (including trading stock) imported, owned or used by the Company [any member of the Group] have been paid in full.

     (m) General
         -------

          (i) The Company has not issued any share capital to which the provisions of Section 249 ICTA (Stock dividends treated as income) could apply nor does it own any such share capital.

          (ii) No security issued by the Company and remaining in issue at the date of this Agreement was issued in such circumstances that the interest payable thereon falls to be treated as a distribution under
     Section 209 ICTA (Meaning of distribution).

          (iii) (a) Since 6 April 1965, the Company has not made any repayment of share capital to which section 210(1) ICTA 1988 applies or issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of Part VI ICTA 1988

               (b) No part of the amount payable on redemption of any share capital or security will be a distribution (as defined in ICTA 1988).

          (iv) The Company is not a party to any transaction or arrangement or series of transactions or series of arrangements made otherwise than on arm's length terms or under which it may be required to pay for an asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services.

          (v) The Company has not entered into any such transaction as is mentioned in sections 779 and 780 ICTA (Sale and Leaseback).

          (vi) The Company has not entered into any unlawful transaction under Section 765 ICTA or failed to give notice and any required information to the Board of the Inland Revenue under Section 765A within the time limit provided for by that section.

     (n)  Overseas Matters
          ----------------

          (i) The Company has not transferred a trade carried on outside the United Kingdom in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under section 140 TCGA (postponement of charge on transfer of assets to non-resident company).

          (ii) The Company has not been a party to any transaction to which sections 140A to 140D TCGA apply.

     3.31 Limitations on Claims
          ---------------------

     (a) The Shareholders shall not be liable for any Claim whatsoever and howsoever arising unless they receive from the Buyer written notice containing details of the Claim including the Buyer's estimate (on a without prejudice basis) of the amount of such Claim;

       (i) on or before the second anniversary of Closing in the case of a Claim other than Claims relating to Tax

       (ii) on or before the sixth anniversary of the end of the accounting reference period of the Company in which Closing occurs in the case of a Claim for breach of any of the Representations in relation to tax or the indemnities contained in the Tax Deed.

     (b) The Buyer shall have no right to recover in respect of any breach of any of the Representations unless and until the aggregate liability of the Shareholders in respect of breach of Representations exceeds #100,000 but if such aggregate liability should exceed that sum, the Shareholders shall be liable for only the excess over that amount.

     (c) The aggregate amount of liability of the Shareholders for all Claims shall not exceed US$4,000,000.

     (d) The Shareholders shall not be liable for any breach of any of the Representations if and to the extent that the fact matter event or circumstances giving rise to such breach was fully and fairly disclosed in the Disclosure Letter.

     (e) No Claim shall lie against the Shareholder in respect of any matter arising as a result of any change in the law or of any change in the rates or principles of taxation subsequent to Closing.

     (f) The Shareholder shall not be liable for any Claim in respect of any fact matter event or circumstances to the extent that specific allowance provision or reserve has been made for such specific fact matter event or circumstances in the Last Accounts.

     (g) The Shareholders shall not be liable in respect of any Claim to the extent that the Claim would not have arisen but for any act matter or thing done or omitted to be done after the date hereof by the Buyer or any member of the Buyer's Group otherwise than in the Ordinary Course of Business in the Company as carried on at Closing.

     (h) A breach of this Agreement which is capable of remedy shall not entitle the Buyer to compensation except and to the extent that the Shareholder is given written notice of such breach and following such notice such breach remains unremedied at the expiry of 50 days following the date upon which such notice is served.

     (i) If the Shareholder pays the Buyer any amount or releases Common Stock in the Buyer to it in discharge of any Claim and if the Buyer or any member of the Buyer's Group subsequently recovers from a third party (including any tax authority) a sum which is directly referable to the subject matter of the Claim the Buyer shall repay to the Shareholders:

       (i) an amount equal to the sum recovered from the third party less any reasonable costs of recovery incurred by the Buyer or the member of the Buyer's Group as a direct result of recovering same and any tax suffered on the receipt or;

       (ii) if the figure resulting under paragraph (i) above is greater than the amount paid by the Shareholder to the Buyer or the relevant member of the Buyer's Group in respect of the relevant Claim such lesser amount as shall have been so paid by the Shareholder.

     (j) The Buyer agrees that it shall not be entitled to recover damages or obtain payment reimbursement restitution or indemnity to the extent that it has already recovered such sum pursuant to any other provision of this Agreement.

     (k) If the Buyer becomes aware of any third party Claim potential Claim matter or event (hereinafter a "Third Party Claim") which might lead to a Claim being made the Buyer:

        (i) shall procure that notice thereof is given to the Shareholders;

       (ii) shall not make (or as appropriate shall procure that no member of the Buyer's Group shall make) any admission liability agreement or compromise with any person body or authority in relation to any such Third Party Claim without prior consultation with the Shareholders;

       (iii) shall take (or as appropriate shall procure that any relevant member of the Buyer's Group shall take) such action as the Shareholders may reasonable request to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim, potential Claim, matter or event or any adjudication in respect thereof provided that such action does not prejudice the goodwill or conduct of the business of the Company or any Group Company.

     (l) Nothing in this Clause 3.31 shall in any way restrict or limit the general obligation in law on the Buyer to mitigate any loss or damage which it may suffer in consequence of any breach by the Shareholders of the terms of this Agreement.

     (m) The limitations contained in this Clause 3.31 shall not apply to representations and warranties contained in Clauses 3.1 (Authority and No Conflict), 3.2 (Validity), 3.3 (Due Organisation) and 3.4 (Capitalization).

     (n) The Buyer shall not be entitled to recover under the Tax Deed in respect of any actual liability up to #90,000 incurred by the Company as a result of the circumstances referred to under the disclosure against Clause 3.30(a)(ix) in the Disclosure Letter occurring.

     3.32 Notwithstanding any other provision in the Agreement, the Tax Deed or any agreement entered into pursuant to this Agreement, none of the limitations contained in Clause 3.31 shall apply to any claim for breach of any of the Representations or under the Tax Deed where a fact, matter or circumstance giving rise to a claim arises as a result of fraud, negligence, misrepresentation, willful concealment or non-disclosure on the part of any member of the Seller Group or any Affiliate of any member of the Seller Group.

                                 ARTICLE IV

                                 COVENANTS

     4.1  Restrictions on the Shareholders post-Closing
          ---------------------------------------------

In this Clause:


"Confidential         means all or any
  Business            information relating to:
  Information"
                      (i)   the business
                            methods, corporate
                            plans, management
                            systems, finances,
                            new business
                            opportunities or
                            development
                            projects of the
                            Company;

                      (ii)  the marketing or
                            sales of any past
                            or present or
                            future product or
                            service of the
                            Company; or

                      (iii) any trade secrets
                            or other
                            information
                            relating to the
                            provision of any
                            product or service
                            of the Company to
                            which the Company
                            attaches
                            confidentiality or
                            in respect of which
                            it holds an
                            obligation of
                            confidentiality to
                            any third party;

"Customer"            means any person, firm or
                      company who or which shall
                      at the Closing Date be in
                      negotiation with the
                      Company for the provision
                      of Restricted Services or
                      to whom the Company has
                      provided Restricted
                      Services during the period
                      of one year prior to
                      Closing;

"Intermediary"        means any person, firm or
                      company who introduces
                      business to the Company in
                      respect of Restricted
                      Services as at the Closing
                      Date or who has introduced
                      business to the Company in
                      respect of Restricted

                      Services during the period
                      of one year prior to
                      Closing;

"Material             means:
Interest"             (a)   the holding of any
                            position as
                            director, officer,
                            employee,
                            consultant,
                            partner, principal
                            or agent;

                      (b)   the direct or
                            indirect control or
                            ownership (whether
                            jointly or alone)
                            of any shares or
                            debentures or any
                            voting rights
                            attached to them;
                            or

                      (c)   the direct or
                            indirect provision
                            of any financial
                            assistance.

"Restricted           means the United Kingdom;
Area"
"Restricted           means the business of
Services"             originating and acquiring
                      financial receivables
                      including without
                      limitation, the leasing of
                      computer and other
                      equipment;

      Without prejudice to any provisions operating to similar effect which may be contained in any service contract or contract of employment entered into now, or in the future between any of the Shareholders and the Company or any members of the Buyer Group, each of the Shareholders hereby covenants with the Buyer that without the prior written consent of the Buyer:

            (a) he will not for a period of 2 years after Closing hold any Material Interest in any business (other than the Buyer or the Company or any company which may acquire the Buyer or the Company) which provides Restricted Services in competition with the Business in the Restricted Area;

            (b) he will not at any time after Closing disclose or permit there to be disclosed (save as authorised by the Buyer or required by law, any Confidential Business Information, nor will he at any time after Closing otherwise make use of any Confidential Business Information for his own benefit, or for the benefit of others, or in any way to the detriment of the Company;

            (e) he will not for a period of 12 months after Closing solicit or entice away or seek to entice away any person who is, and was at the Closing Date, a senior employee of the Company or any Intermediary;

            (f) he will not for a period of 18 months after the Closing Date within the Restricted Area and in respect of Restricted Services directly or indirectly solicit the custom of, or orders from, any Customer;

            (g) he will not for a period of 12 months, after the Closing Date within the Restricted Area and in respect of Restricted Services accept orders from any Customer;

            (h) that he will not for a period of 12 months after the Closing Date interfere with or seek to interfere with the continuance of supplies to the Company (or the terms relating to such supplies) from any suppliers who have been supplying equipment or services to the Company at any time during the 12 months immediately preceding Closing; or

            (i) that if he shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions or disclosure, he will not without the previous written consent of the Buyer at any time infringe such restrictions.

            The Parties agree that the restrictions contained in this Clause 4.1 shall not apply if and to the extent that the Confidential Business Information concerned has ceased to be confidential or come into the public domain (other than as a result of breach of any obligation of confidence by the Shareholders).

            Each Shareholder shall procure that all companies and businesses directly or indirectly owned or controlled by him shall be bound by and observe the provisions of this Clause as if they were parties covenanting with the Buyer.

            Each Shareholder acknowledges that the Buyer is accepting the benefit of the covenants contained in this Clause both on its own behalf and on behalf of its Subsidiaries with the intention that the Buyer may claim against any or all of the Shareholder on behalf of any such Subsidiary for loss sustained by that Subsidiary as a result of any breach of the covenants contained in this Clause.

            Nothing in this Clause 4.1 shall preclude any Shareholder from being the owner for investment purposes only of not more than 3% of the equity share capital of any company listed on the Official List or the Alternative Investment Market of The London Stock Exchange.

            The restrictions contained in this Clause 4.1 are considered reasonable by the Shareholders in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

            The provisions contained in Clause 4.1 are separate and severable and shall be enforceable accordingly.

                                 ARTICLE V

                     CONDITIONS TO OBLIGATION TO CLOSE

     5.1  Conditions to Obligation of Buyer.  The obligation of Buyer to
          ----------------------------------
consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the Company and the Shareholders shall have procured all of the third party consents necessary to consummate this transaction for the sale of the Shares;

          (b) the Parties shall have received all required authorizations, consents and approvals of governments and governmental agencies;

          (c) John Baird shall have entered into an Employment Agreement with the Company in the agreed form;

          (d) the Parties shall have entered into the Tax Deed in the agreed form;

          (e) Buyer shall have received audited accounts of the Company and its Subsidiaries for the period ended 31 March 1998 which shall be reasonably satisfactory in form and substance to Buyer and its counsel;

          (f) all actions to be taken by the Company or the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

          (g) any necessary waivers or consents having been obtained so as to enable the Buyer to be registered as the holder of the Shares;

          (h) Buyer shall have received duly executed stock transfer forms in its favour from each of the Shareholders in respect of the Shares being sold by each of them together with the share certificates relating to the Shares;

          (i) Buyer shall have received all land certificates, charge certificates and leases, title deeds and other documents relating to the Properties (save to the extent that the same are in possession of mortgagees); and

          (j) Buyer shall have received the common seals, certificates of incorporation and the statutory books for the Company properly completed up to Closing.

          (k) The Shareholders shall have obtained a letter from National Westminster Bank plc dated as of Closing in favour of the Company consenting to the change of control of the Company in respect of the outstanding loan facilities.

          (l) The Company shall have filed Companies Forms 403A in respect of the debentures dated 4 March 1996 and 17 December 1994 in favour of Lloyds Bank Plc.

          (m) Mrs Baird shall have resigned from her position as an employee of the Company in the agreed form and shall have surrendered all items including without limitation credit cards and mobile phones issued or given to her by the Company in connection with her employment with the Company.

          (n) Mr Philip Lewis shall have resigned from his position as an employee, a director and the secretary of the Company in the agreed form and shall have surrendered all items including without limitation credit cards and mobile phones issued or given to him by the Company in connection with his employment with the Company.

          (o) Mrs Janet Lewis shall have surrendered her company credit card to the Company and shall have paid the balance outstanding in respect of all payments made by her using the Company credit card.

          (p) The Shareholders shall have obtained a letter of non-crystallization from National Westminster Bank plc dated as of Closing in favour of the Company in respect of the existing mortgage debenture given to National Westminister Bank plc.

          (q) Mr Paul Baird's car shall have ceased to be insured through the Company insurance policy.

          (r) The Shareholders shall have each signed a power of attorney in the agreed form enabling the Buyer to vote on the Shares pending their registration in the Buyer's name in the Company's register of members.

Buyer may waive in writing any condition specified in this Clause 5.1.

                                 ARTICLE VI

                        SURVIVAL AND INDEMNIFICATION

     6.1  Survival.  All representations, warranties,
          ---------
covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the Parties hereto. All covenants and agreements shall survive the Closing and shall be fully effective and enforceable until the covenant or agreement has been fully performed. All representations and warranties shall survive the Closing for a period of two years save for those representations and warranties relating to tax and the indemnities contained in the Tax Deed which shall survive until the sixth anniversary of the end of the accounting reference period of the Company in which Closing occurs; provided, however, that any representations and warranties contained in Clauses 3.1 (Authority and No Conflict), 3.2 (Validity), 3.3 (Due Organization) and 3.4 (Capitalization) shall survive indefinitely. Notwithstanding anything to the contrary contained herein, the representations and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of any such Party.

     6.2  Indemnification and Undertaking by the Shareholders.
          ----------------------------------------------------


          (a) The Shareholders hereby agree to fully indemnify and keep fully indemnified the Buyer against all costs, losses, liabilities, damages, fees or expenses (including reasonable legal fees) suffered or incurred by the Buyer or any Group Company in connection with the Business or the operation thereof (whether before or after the Closing
     Date) not complying or not having complied with any provision of the Consumer Credit Act 1974 as amended, replaced or re-enacted from time to time together with any subordinate legislation made thereunder.

          (b) The Shareholders hereby agree to fully indemnify and keep fully indemnified the Buyer against all costs, losses and liabilities, damages, fees or expenses suffered or incurred by the Buyer or any Group Company in relation to the statutory books of the Company not having been kept in accordance with the Companies Act.

          (c) Each of the Shareholders hereby undertakes to the Buyer to repay to the Company the balance of the director's loan (including interest) outstanding against him in full at Closing and authorises the Buyer to deduct such amounts from the Cash Consideration and to pay such amounts to the Company in settlement of such loan.

          (d) Mr Baird hereby undertakes to the Buyer to notify the Office of Fair Trading regarding the change of control of the Company for the purpose of the Consumer Credit Act licences issued to the Company within 21 days of Closing.

                                ARTICLE VII

                           SECURITIES LAW MATTERS

     The parties agree as follows with respect to the sale or other disposition after Closing Date of Consideration Shares:

     7.1  Disposition of Shares.  The Shareholders agree that they will not
          ---------------------
directly or indirectly sell, transfer or otherwise dispose of any Consideration Shares issued to them, into the United States prior to one year after the date of receipt of the Consideration Shares, it being acknowledged that this covenant is made to assure compliance with Regulation S.

     7.2  Legends.  The certificates representing
          -------
representing Consideration Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). IN ADDITION, SHAREHOLDERS ACKNOWLEDGE THAT THE SHARES BEING ACQUIRED BY THEM HAVE BEEN ISSUED UNDER APPLICABLE EXEMPTIONS FROM REGISTRATION UNDER REGULATION S AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER IN THE UNITED STATES PRIOR TO ONE YEAR AFTER THE DATE OF RECEIPT OF SUCH SHARES, IT BEING ACKNOWLEDGED THAT THIS COVENANT IS MADE TO ASSURE COMPLIANCE WITH REGULATION S.

Buyer may place stop transfer orders with its transfer agents with respect to such certificates in accordance with U.S. federal securities laws.

                                ARTICLE VIII

                               MISCELLANEOUS

     8.1  Press Releases and Announcements.  No Party shall issue any press
          --------------------------------
release, public announcement or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the foregoing shall not prohibit disclosure to a Party's attorneys, accountants, lenders or financial advisors (who shall be bound by this provision), nor shall the foregoing prohibit Buyer from making any public disclosure it believes in good faith is required by law (in which case Buyer will advise the Shareholders prior to making the disclosure, which must be approved in content by the Shareholders, which approval cannot be unreasonably withheld or delayed). After Closing, Buyer shall be entitled to make the first public disclosure regarding the subject matter of this Agreement and Buyer's prior written consent shall be required prior to any public disclosures made by the Seller Group.

     8.2  No Third-Party Beneficiaries.  This Agreement shall not confer any
          -----------------------------
rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     8.3  Entire Agreement.  This Agreement (including the
          ----------------
documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof, including but not limited to the letter of intent dated 20 July 1998.

     8.4 Variations.  A variation of this Agreement, the Tax Deed or any
         ----------
agreement or document entered into pursuant to this Agreement is valid only if it is in writing and signed by or on behalf of each Party.

     8.5  Succession and Assignment.  This Agreement shall be binding upon
          --------------------------
and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns. The Parties may not assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties save for assignments of the Agreement or any of the rights, interests or obligations within the Buyer's Group.

     8.6  Counterparts.  This Agreement may be executed in one or more
          -------------
counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Any reference herein to an agreement or contract shall be deemed to refer also to the other (such terms being interchangeable) and shall include commitments and understandings, whether written or oral, including all amendments thereto.

     8.7  Headings; Meaning.  The section headings contained in this
          ------------------
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The term "including" shall be interpreted to mean "including without limitation." Any statement made based upon the knowledge of a Party shall be deemed to be made based upon the best available knowledge of such Party and its advisors after due inquiry.

     8.8  Notices.  All notices, requests, demands and other communications
          --------
hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid or commercial overnight courier addressed as follows with written verification of receipt or by ii. A notice hall be deemed given: (a) when delivered by personal delivery (as evidenced by the receipt); (b) five (5) days after deposit in the mail if sent by registered or certified mail; (c) one (1) business day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (d) on the date of confirmation if telecopied.


If to the Company or the Shareholders:

John Baird
No 4 Virginia Chase
Cheadle Hulme

Cheshire
SK8 6JN

Copy to:

D B Gledhill
Bermans
7 Ralli Court
West Riverside
New Balley Street
Manchester
M3 5FT
If to Buyer:


First Sierra Financial
600 Travis Street, Suite 7050
Houston, Texas  77002
Fax:  001 713 237 0452
Attn:  Michael Sabel

Copy to:

Neal J. White, P.C.
McDermott, Will & Emery
227 West Monroe Street
Chicago, Illinois  60606
Fax No.:  (312) 984-3669

Bruce Gardner
Hammond Suddards
7 Devonshire Square

Cutlers Gardens
London EC2M 4YH
Fax No: 0171 655 1001

Any Party may change its address by giving the other Parties notice in the manner herein set forth.

     8.9  Governing Law.  This Agreement shall be governed by
          --------------
and construed in accordance with the laws of England and Wales, save for matters set out in Clauses 2.7 and 7 which shall be governed by the internal laws (and not the laws of conflict) of the state of Illinois. For the avoidance of doubt, Illinois law shall apply to the provisions of Clause 2.7 only with regard to the operation of the escrow arrangement over the Held-Back Shares. Save for Clauses 2.7 and 7 Illinois law shall have no bearing on any other provisions of this Agreement.

     8.10  Consent to Jurisdiction.  Each party hereby irrevocably and
           ------------------------
unconditionally consents and submits to the non-exclusive jurisdiction of the English courts over all matters relating to this Agreement. Each party agrees that service of process in any action or proceeding hereunder may be made upon such party by certified mail, return receipt requested to the address for notice set forth herein. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum and each party irrevocably waives the right to proceed in any other jurisdiction. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

     8.11  Severability.  Any term or provision of this Agreement
           -------------
that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     8.12  Expenses.  Each party will bear its own costs and expenses
           ---------
(including legal fees and expenses) incurred in connection with the investigation, negotiation and consummation of this Agreement and the transactions contemplated hereby.


     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Signed by Michael Sabel            )
for and on behalf of FIRST SIERRA FINANCIAL, Inc  )
in the presence of:                )

Signed by                          )
JOHN BAIRD                         )
in the presence of:                )



Signed by                          )
PHILIP LEWIS                       )
in the presence of:                )